Exhibit 10.1

TALON THERAPEUTICS, INC.
2012 SEVERANCE PAYMENT PLAN

The Talon Therapeutics, Inc. 2012 Severance Payment Plan (the “Plan”) is established effective February 17, 2012 (the “Effective Date”). The purpose of the Plan is to help ease the financial burden resulting from the loss of employment of certain eligible employees of Talon Therapeutics, Inc. (the “Company”) under certain circumstances. Except as otherwise expressly provided herein, this Plan shall supersede any severance benefit plan, policy, or practice previously maintained by the Company, other than any individually negotiated contract or agreement with the Company relating to severance benefits that is in effect on an Employee’s employment termination date (such individually negotiated contract or agreement hereinafter referred to as an “Individual Agreement”). In addition, this Plan shall not supersede any benefit provided pursuant to an equity or other compensation plan or program maintained by the Company, including any benefit provided pursuant to the Company’s 2003 Stock Option Plan, 2005 Stock Incentive Plan, 2005 Stock Purchase Plan, 2010 Equity Incentive Plan, and the 2012 Change of Control Payment Plan.

SECTION 1.
DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

(a)     “Administrator” or “Plan Administrator” shall mean the Board, or any committee of the Board authorized by the Board to administer the Plan, as the case may be.  The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously authorized a committee to act as Administrator of the Plan.

(b)     “Base Salary” means a Participant’s annualized base salary at the rate in effect immediately prior to a Qualifying Termination.

(c)     “Board” means the Board of Directors of the Company.

(d)     “Cause” for termination of a Participant’s employment relationship means “Cause” as defined in the Participant’s employment agreement with the Company, if such an agreement exists and contains a definition of Cause, or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause means (i) willful and repeated failure, disregard, refusal or neglect by the Participant to perform his or her employment duties or responsibilities to the Company; (ii) any act of fraud, embezzlement, theft, misappropriation, diversion of Company property, or dishonesty by the Participant relating to the Company or its business or assets; (iii) the Participant’s commission of any felony or of any crime involving moral turpitude; (iv) any gross negligence or willful or intentional misconduct on the part of the Participant in the conduct of his or her duties and responsibilities to the Company or which adversely affects the image, reputation or business of the Company or its affiliates; (v) the Participant’s engagement in illegal discrimination or harassment; or (vi) any material breach by the Participant of any written agreement between the Company and the Participant or of any written policy of the Company in effect from time to time.

(e)     “COBRA Coverage” shall have the meaning provided in Section 2(a) hereof.

(f)     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)     “Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

(h)     “Company” means Talon Therapeutics, Inc., a Delaware corporation.

(i)     “Date of Termination” shall have the meaning provided in Section 4 hereof.

(j)     “Employee” means an individual who is a full-time regular employee of the Company or any Successor Entity at any time on or after the adoption of this Plan.

(k)     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l)     “FDA Approval” means the Company’s receipt of marketing approval in the United States (including “accelerated approval” in accordance with 21 C.F.R. §314.500 et seq.) from the U.S. Food and Drug Administration on or before December 31, 2012, for a new drug application submitted by the Company as sponsor and relating to the Company’s Marqibo (vincristine sulfate liposomes injection) product candidate.

(m)    “Officer” means an Employee of the Company who is serving at or above the level of Vice President at the time of such Employee’s Qualifying Termination.

(n)     “Participant” means an Employee, provided, however, that any Employee who is a party to an Individual Agreement shall not be a Participant unless such Employee consents to the provisions of this Plan superseding his or her Individual Agreement.

(o)     “Plan” means this Talon Therapeutics, Inc. 2012 Severance Payment Plan.

(p)     “Qualifying Termination” means, with respect to a Participant, the involuntary termination by the Company of the employment of such Participant other than a termination with or for Cause.

(q)     “Release” shall have the meaning provided in Section 2(b) hereof.

(r)     “Salary Continuation Benefit” shall have the meaning provided in Section 2(a) hereof.

(s)     “Severance Benefits” shall have the meaning provided in Section 2(a) hereof.

(t)     “Severance Period” means (i) in the case of an Officer Participant, three (3) months, provided that such period shall be increased to six (6) months if a Qualifying Termination occurs on or after the date of FDA Approval, and (ii) in the case of a non-Officer Participant, two (2) months, provided that such period shall be increased to three (3) months if a Qualifying Termination occurs on or after the date of FDA Approval.

(u)     “Successor Entity” means any entity that acquires or otherwise succeeds to all or substantially all of the business or assets of the Company.

SECTION 2.
SEVERANCE BENEFITS

(a)     Payments and Benefits.

(i)     Salary Continuation.  If a Participant experiences a Qualifying Termination and the Participant executes and does not revoke a Release in accordance with Section 2(b) below, then, subject to the other provisions of this Section 2, the Company shall continue to pay to the Participant his or her annualized rate of Base Salary for the applicable Severance Period and in accordance with the Company’s regular payroll practices then in effect (“Salary Continuation Benefit”).  Each  Participant’s Salary Continuation Benefit shall be calculated by the Company, in its sole discretion, by dividing the Participant’s Base Salary by the number of regularly scheduled paydays on which the Participant would have otherwise been paid during the year if a termination of employment had not occurred.

(ii)     COBRA Coverage.  If a Participant experiences a Qualifying Termination and the Participant executes and does not revoke a Release in accordance with Section 2(b) below, then, subject to the other provisions of this Section 2, the Company shall provide to such Participant and the Participant’s legal dependents during the applicable Severance Period, at the same premium cost to such Participant as in effect for similarly situated active employees of the Company (subject to plan changes affecting plan participants generally), continuation of group healthcare coverage (“COBRA Coverage,” and together with the Salary Continuation Benefit, the “Severance Benefits”) under a “group health plan” (within the meaning of Section 4980B of the Code and the regulations thereunder (“COBRA”)) of the Company, provided, in any case, that such Participant properly elects continuation healthcare coverage under COBRA.  Following such continuation period, any further continuation of such coverage under applicable law (if any) shall be at the Participant’s sole expense.

(b)     Release.  Notwithstanding anything herein to the contrary, no Participant shall be eligible to receive any component of the Severance Benefits unless he or she first executes and delivers to the Company a general release of claims  in a form supplied by and reasonably satisfactory to the Company (a “Release”) and the statutory rescission periods during which the Participant is entitled to revoke such release have expired without revocation.

(c)     Timing of Severance Benefits. Severance Benefits shall commence on the next regularly scheduled payday coinciding with or immediately following the 30th day after the Participant’s Date of Termination, provided that such Participant has executed and delivered to the Company a Release and all applicable statutory rescission periods during which the Participant is entitled to revoke such release have expired on or before that 30th day, and shall, subject to Section 2(f), continue for the applicable Severance Period.

(d)     No Mitigation.  No Participant shall be required to seek other employment or to attempt in any way to reduce or mitigate any Severance Benefits payable under this Plan and the amount of any such Severance Benefits shall not be reduced, except as expressly provided in this Plan, by any other compensation paid or provided to any Participant following such Participant’s termination of service.

(e)     Effect on Other Benefits.  Each Participant will be paid for any accrued and unused vacation in accordance with the Company’s regular vacation policy, and this Plan does not affect payments made under such policy.  In addition to the COBRA Coverage, the Participant will have the right to continue his or her medical, dental and/or life insurance benefits to the extent required by applicable federal, state or local law, provided that the Participant will be required to timely pay the full cost of the premiums for such coverage.

(f)     Termination of Benefits.  A Participant’s right to receive Severance Benefits under this Plan shall terminate immediately if, at any time prior to or during the Participant’s applicable Severance Period, the Participant, without the prior written approval of the Company:

(i)     willfully breaches a material provision of (A) any agreement between the Participant and the Company, including, without limitation, an employment agreement or an agreement relating to protection of the Company’s proprietary or confidential information, or which requires the Participant to assign inventions or other intellectual property to the Company, or (B) a Company policy in effect from time to time;

(ii)         encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iii)        induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

(g)     Indebtedness of Participant. If a Participant is indebted to the Company on the date any Salary Continuation Benefits are scheduled to be made, the Company reserves the right to offset any such benefits by the amount of such indebtedness.  To the extent applicable, such offset shall comply with the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

SECTION 3.
LIMITATIONS

The limitations contained in this Section 3 shall apply, notwithstanding any provision of this Plan to the contrary.

(a)     Non-Qualifying Termination.  If a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive any Severance Benefits or other payments or benefits under this Plan, and neither the Company nor any Successor Entity shall have any obligation to such Participant under this Plan.

(b)     No Duplication of Benefits.  No Employee who is or may become entitled to cash separation payments or benefits (other than with respect to compensation accrued prior to termination) under any employment, consulting or severance agreement or other plan, program or arrangement of the Company, including, without limitation, any Employee that is party to an Individual Agreement, with respect to any such amounts payable pursuant to his employment agreement with the Company, shall be entitled to any Severance Benefits or other benefits under this Plan.

(c)     Code Section 409A.

(i)     General.  To the extent applicable, this Plan shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Plan to the contrary, to the extent that the Committee determines that any payments or benefits under this Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Committee may in its sole discretion adopt such amendments to this Plan or take such other actions that the Committee determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 3(c) shall not create any obligation on the part of the Committee to adopt any such amendment or take any other action.

(ii)     Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Plan, no amounts shall be paid to any Participant under this Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) to the extent that the Committee reasonably determines that paying such amounts at the time or times indicated in this Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

SECTION 4.
EMPLOYMENT TERMINATION PROCEDURES

Any purported termination of a Participant’s employment shall be communicated by written Notice of Termination from the Company to the Participant in accordance with Section 11(a) hereof.  For purposes of this Section 4, a “Notice of Termination” shall mean (a) in the case of termination by the Company with Cause, a notice indicating (i) in reasonable detail the facts and circumstances giving rise to the determination that Cause exists, and (ii) the effective date of the termination of employment (absent cure, as provided below), and (b) in the case of all other terminations of employment by the Company, a notice indicating the effective date of the termination of employment, in each case, subject to any other contractual obligations that may exist between the Company and the Participant (the date specified in any such Notice of Termination, the “Date of Termination”).  Notwithstanding the foregoing, in the case of a termination by the Company with Cause, the Participant shall have an opportunity to cure, to the extent capable of cure, the circumstances giving rise to Cause within thirty (30) days after receipt of such Notice of Termination.  If the Participant fails to cure such circumstances, the Date of Termination shall be as specified in the Notice of Termination, notwithstanding such thirty (30) day cure period.

SECTION 5.
SUCCESSORS

(a)     Company Successors.  This Plan shall inure to the benefit of and shall be binding upon the Company, the Successor Entity, and their successors and assigns.  Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Plan.

(b)     Participant Successors.  This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries.  If a Participant shall die while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant’s estate.

SECTION 6.
CLAIMS, INQUIRIES AND APPEALS

(a)     Applications for Payments and Inquiries. Any application for payments, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Administrator in writing by an applicant (or his or her authorized representative) to the address set forth in Section 10(c).

(b)     Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i)     the specific reason or reasons for the denial;

(ii)         references to the specific Plan provisions upon which the denial is based;

(iii)        a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv)         an explanation of the Plan’s review procedures and the time limits applicable to such procedures.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application.

(c)     Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Talon Therapeutics, Inc.
Attn: Chief Financial Officer
2207 Bridgepointe Parkway, Suite 250
San Mateo, CA 94404

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)     Decision on Review. The Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the review. The Administrator will give prompt, written or electronic notice of its decision to the applicant. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i)     the specific reason or reasons for the denial;

(ii)         references to the specific Plan provisions upon which the denial is based; and

(iii)        a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.

(e)     Rules and Procedures. The Administrator will establish rules and procedures, consistent with the Plan, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)     Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 6(a) above, (ii) has been notified by the Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 6(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 6, the applicant may bring legal action for benefits under the Plan.

SECTION 7.
BASIS OF PAYMENTS TO AND FROM PLAN

The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.  With respect to any payments not yet made to a Participant, nothing contained in this Plan shall give such Participant any rights that are greater than those of a general unsecured creditor of the Company or any successor entity.  None of the officers, members of the Board, agents of the Company, stockholders, affiliates or the Administrator guarantee in any manner the payment of benefits hereunder.

SECTION 8.
NO IMPLIED EMPLOYMENT CONTRACT

The Plan shall not be deemed (i) to give any Employee or other persons any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any Employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 9.
RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION

(a)     Exclusive Discretion. The Board shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Administrator shall be binding and conclusive on all persons.

(b)     Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time, in its sole and absolute discretion.  Any action amending or terminating the Plan shall be in writing and executed by the Board or its authorized designee.

SECTION 10.
OTHER PLAN INFORMATION

(a)     Employer Identification Numbers. The Employer Identification Number assigned to the Company by the Internal Revenue Service is 32-0064979.

(b)     Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Talon Therapeutics, Inc.
Attn: Chief Financial Officer
2207 Bridgepointe Parkway, Suite 250
San Mateo, CA 944040

(c)     Plan Administrator. The “Plan Administrator” of the Plan is:

Talon Therapeutics, Inc.
c/o Chief Financial Officer
2207 Bridgepointe Parkway, Suite 250
San Mateo, CA 94404

SECTION 11.

GENERAL PROVISIONS

(a)     Notices. Any notice, demand or request required or permitted to be given by either the Company or an Eligible Employee pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 12(b) and, in the case of an Eligible Employee, at the address as set forth in the Company’s employment file maintained for the Eligible Employee as previously furnished by the Eligible Employee or such other address as a party may request by notifying the other in writing.

(b)     Legal Construction.  This Plan is intended to be governed by and shall be construed in accordance with the laws of the State of California and is not intended to be subject to ERISA, although the provisions of Section 6 are intended to set forth procedures that are substantially similar to those required for plans that are subject to ERISA.

(c)     Transfer and Assignment. The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change of Control (as defined in the 2012 Change of Control Payment Plan) and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(d)     Waiver. Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(e)     Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(f)     Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

To record the adoption of the Plan as set forth herein, Talon Therapeutics, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

TALON THERAPEUTICS, INC.

By:	/s/ Steven R. Deitcher, M.D.
Steven R. Deitcher, M.D.
President and Chief Executive Officer